Exhibit 99.1

American States Water Company Announces Second Quarter 2018 Results

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 6, 2018--American States Water Company (NYSE: AWR) today reported basic and fully diluted earnings per share of $0.44 for the quarter ended June 30, 2018, as compared to basic and fully diluted earnings per share of $0.62 for the quarter ended June 30, 2017. The results for the quarter ended June 30, 2017 included the recognition of a one-time pretax gain of $8.3 million, or $0.13 per share, from the sale of the Ojai water system completed in June 2017 at Golden State Water Company (GSWC), a subsidiary of American States Water Company.

Second Quarter 2018 Results

The table below sets forth a comparison of the second quarter-diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Three Months Ended
	6/30/2018	6/30/2017	CHANGE
Water, excluding one-time gain on sale of Ojai water system	$0.35	$0.35	$—
Electric	0.02	0.02	—
Contracted services	0.06	0.12	(0.06)
AWR (parent)	0.01	—	0.01
Consolidated diluted earnings per share, adjusted	0.44	0.49	(0.05)
Gain on sale of Ojai water system	—	0.13	(0.13)
Consolidated diluted earnings per share, as reported	$0.44	$0.62	$(0.18)

Water Segment:

Excluding the one-time gain from the sale of the Ojai water system completed in June 2017, diluted earnings per share at the water segment for both the three-month periods ended June 30, 2018 and 2017 were $0.35 per share. Without the effects of the Tax Cut and Jobs Act (Tax Act) enacted in December 2017 and billed surcharges, both of which have no material impact to net earnings, the water gross margin was relatively flat during the second quarter of 2018 as compared to the second quarter of 2017. Third-year rate increases approved by the California Public Utilities Commission (CPUC) and effective January 1, 2018 were mostly offset by lower revenues associated with the cessation of the Ojai operations in June of 2017, as well as the revenue impact from a lower authorized return on rate base in the cost of capital decision issued by the CPUC in March 2018. The lower return beginning in 2018 is expected to decrease GSWC’s 2018 adopted annual revenue requirement by approximately $3.6 million, or about $0.07 per share.

Before reflecting the effects of the new rate of return authorized by the CPUC and the Tax Act, third-year rate increases are expected to add approximately $4.5 million to the 2018 full year adopted water gross margin (net of the cessation of the Ojai system). The provisions of the Tax Act were generally effective January 1, 2018 and lowered GSWC’s water revenue requirement to reflect the reduced federal corporate income tax rate, which was offset by a reduction in income tax expense, resulting in no earnings impact.

Overall, operating expenses at the water segment (other than supply costs) were also flat during the second quarter of 2018 as compared to 2017 due, in part, to the cessation of the Ojai operations.

Electric Segment:

For the three months ended June 30, 2018 and 2017, diluted earnings from the electric segment were $0.02 per share. GSWC filed its electric general rate case in May 2017 for new rates in the years 2018-2021. Year-to-date 2018 billed revenues have been based on 2017 adopted rates, pending a final CPUC decision on this general rate case, which is expected later in 2018 and retroactive to January 1, 2018.

Contracted Services Segment:

For the three months ended June 30, 2018, diluted earnings per share from AWR’s contracted services subsidiary, American States Utility Services, Inc. (ASUS), decreased by $0.06 per share as compared to the same period in 2017. Included in the results for the three months ended June 30, 2017 was the effect of the U.S. government-approved third price redetermination for Fort Bragg in North Carolina, retroactive to March 2016. Of the approved increase in management fee revenue, approximately $1.3 million, or $0.02 per share, related to periods prior to the second quarter of 2017. There were no similar retroactive revenues recorded for the same period in 2018.

Excluding the effects of the retroactive revenues discussed above, diluted earnings per share from the contracted services segment decreased by $0.04 per share as compared to the same period in 2017 due primarily to an overall decrease in construction revenue. ASUS expects overall construction revenue to increase during the remainder of 2018 as compared to the first half of 2018. This decrease in construction revenue was partially offset by an increase in management fee revenue mostly due to the commencement of the water and wastewater operations at Eglin Air Force Base (Eglin) in June 2017.

AWR (parent):

Diluted earnings from AWR (parent) increased by $0.01 per share during three months ended June 30, 2018 as compared to the same period in 2017 due mostly to lower state taxes.

Year-to-Date 2018 Results

Basic and fully diluted earnings were $0.74 and $0.73 per share, respectively for the six months ended June 30, 2018, as compared to basic and fully diluted earnings of $0.96 per share for the same period in 2017. The table below sets forth a comparison of the year-to-date diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Six Months Ended
	6/30/2018	6/30/2017	CHANGE
Water, excluding one-time gain on sale of Ojai water system	$0.55	$0.60	$(0.05)
Electric	0.06	0.06	—
Contracted services	0.11	0.16	(0.05)
AWR (parent)	0.01	0.01	—
Consolidated diluted earnings per share, adjusted	0.73	0.83	(0.10)
Gain on sale of Ojai water system	—	0.13	(0.13)
Consolidated diluted earnings per share, as reported	$0.73	$0.96	$(0.23)

Water Segment:

Included in earnings for the first six months of 2017 was the $0.13 per share gain from the sale of GSWC's Ojai water system, with no similar gain in 2018. Also included in earnings for the first six months of 2017 was the recovery of incremental drought-related items approved by the CPUC in February 2017 resulting in an increase to pretax earnings of $1.5 million, or $0.02 per share in 2017, which did not recur in 2018. Approximately $1.2 million was reflected as a reduction to other operation expenses and approximately $260,000 was reflected as additional revenue. Excluding the effects of both items, diluted earnings per share from the water segment for the six months ended June 30, 2018 decreased by $0.03 per share due to the following items (excluding the effects of the Tax Act and surcharges, which have no material impact to earnings):

  A decrease in the water gross margin, which reduced net earnings by approximately $0.01 per share. This decrease was due, in part, to the cessation of the Ojai operations in June of 2017, as well as the revenue impact from the lower authorized rate of return in the cost of capital proceeding approved by the CPUC effective in 2018. These decreases were largely offset by the impact of third-year rate increases effective January 1, 2018.
  An overall increase in operating expenses (excluding supply costs) lowered net earnings by approximately $0.01 per share resulting primarily from higher conservation and regulatory expenses, unplanned maintenance, depreciation, and property taxes, as compared to the same period in 2017.
  Lower gains generated from GSWC's investments held to fund a retirement benefit plan negatively impacted earnings by $0.01 per share, as compared to the same period in 2017 due to changes in market conditions.

Electric Segment:

For the six months ended June 30, 2018 and 2017, diluted earnings from the electric segment were $0.06 per share. Year-to-date 2018 billed revenues have been based on 2017 adopted rates, pending a final CPUC decision on the electric general rate case, which is expected later in 2018 and retroactive to January 1, 2018.

Contracted Services Segment:

As previously discussed, included in the results for the six months ended June 30, 2017 were retroactive revenues resulting from the approval of the third price redetermination at Fort Bragg, which totaled approximately $1.0 million, or $0.02 per share, related to periods prior to 2017. Excluding this retroactive amount, diluted earnings per share from the contracted services segment were $0.11 per share as compared to $0.14 per share for the same period in 2017, a decrease of $0.03 per share. The decrease in contracted services earnings was due to overall lower construction revenue and higher operating expenses. ASUS expects construction revenue to increase during the remainder of 2018 as compared to the first half of 2018. ASUS assumed operations of the water distribution and wastewater collection and treatment facilities at Fort Riley, a United States Army installation located in Kansas, on July 1, 2018 pursuant to the terms of a 50-year contract awarded in September 2017. The company incurred operating expenses associated with transition activity at Fort Riley since September 2017, partially offset by transition revenue earned under the 50-year contract.

The decreases in contracted services earnings discussed above were partially offset by (i) the successful resolution of various price adjustments during 2017 and 2018, and (ii) earnings generated from Eglin upon the commencement of the operation of its water and wastewater systems by ASUS in June 2017.

Regulatory Matters

In July 2017, GSWC filed a general rate case application for all its water regions and the general office. This general rate case will determine new water rates for the years 2019, 2020 and 2021. Among other things, GSWC's requested capital budgets in this application average approximately $125 million per year for the three-year rate cycle. GSWC and the CPUC’s Office of Ratepayer Advocates have reached a tentative settlement, which resolves all issues in this general rate case. A settlement conference with all parties in the rate case has been scheduled for August 14, 2018. A decision in the water general rate case is scheduled for the fourth quarter of 2018 with new rates to become effective January 1, 2019.

Liquidity and Capital Resources

AWR has access to a $150.0 million revolving credit facility, which was renewed in May 2018. As of June 30, 2018, there were $77.0 million in borrowings outstanding under this facility and approximately $900,000 of letters of credit outstanding. These amounts are contractually due in May 2023 under the terms of the renewed credit facility and are generally priced off a spread to LIBOR. As of June 30, 2018, AWR had $72.1 million available to borrow under the credit facility. AWR also has the option to increase the borrowing capacity of the credit facility by an additional $50 million, if needed. AWR borrows under this facility and provides funds to its subsidiaries, GSWC and ASUS, in support of their operations.

Dividends

On July 31, 2018, AWR's Board of Directors approved a 7.8% increase in the third quarter dividend from $0.255 per share to $0.275 per share on AWR's Common Shares. Dividends on the Common Shares will be payable on August 31, 2018 to shareholders of record at the close of business on August 15, 2018. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 64 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company’s current policy is to achieve a five-year compound annual growth rate in the dividend of more than 6% over the long-term.

Non-GAAP Financial Measures

This press release includes a discussion on the water gross margin for various periods, which is computed by subtracting total water supply costs from total water revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s net income divided by the company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with accounting principles generally accepted in the United States (GAAP). These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water gross margin and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measures regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this news release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call

The company will host a conference call on August 7, 2018 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to discuss the company and its financial results. Interested parties can listen to the live conference call and view accompanying slides on the Internet at www.aswater.com by clicking the “Investors” button at the top of the page. The call will be archived on the website and available for replay beginning Tuesday, August 7, 2018 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through Tuesday, August 14, 2018.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 260,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customers in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	June 30,		December 31,
(in thousands)	2018		2017
	(Unaudited)
Assets
Utility Plant-Net	$1,238,789		$1,204,992
Goodwill	1,116		$1,116
Other Property and Investments	24,073		$24,070
Current Assets	141,167		$155,463
Regulatory and Other Assets	35,977		31,093
Total Assets	$1,441,122		$1,416,734
Capitalization and Liabilities
Capitalization	$820,241		$850,984
Current Liabilities	129,840		156,662
Other Credits	491,041		409,088
Total Capitalization and Liabilities	$1,441,122		$1,416,734

Condensed Statements of Income	Three months ended		Six months ended
(in thousands, except per share amounts)	June 30,		June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Operating Revenues
Water	$76,733	$80,734	$141,145	$147,138
Electric	7,841	7,612	17,673	18,114
Contracted services	22,327	24,849	42,811	46,753
Total operating revenues	$106,901	$113,195	$201,629	$212,005

Operating Expenses
Water purchased	$16,608	$17,937	$30,215	$30,043
Power purchased for pumping	2,231	2,157	3,924	3,754
Groundwater production assessment	4,534	4,931	9,185	8,306
Power purchased for resale	2,384	2,308	5,792	5,408
Supply cost balancing accounts	(2,029)	(5,293)	(5,898)	(7,042)
Other operation	7,782	8,172	15,770	14,332
Administrative and general	20,213	20,248	40,506	40,696
Depreciation and amortization	10,010	9,647	19,676	19,330
Maintenance	3,670	3,606	7,499	7,070
Property and other taxes	4,372	4,345	9,171	8,911
ASUS construction	11,576	11,412	21,548	22,896
Gain on sale of assets	(18)	(8,301)	(18)	(8,301)
Total operating expenses	$81,333	$71,169	$157,370	$145,403

Operating income	$25,568	$42,026	$44,259	$66,602

Other Income and Expenses
Interest expense	(6,048)	(5,926)	(11,971)	(11,831)
Interest income	636	620	1,172	879
Other, net	579	379	621	1,005
Total other income and expenses, net	(4,833)	(4,927)	(10,178)	(9,947)

Income Before Income Tax Expense	$20,735	$37,099	$34,081	$56,655
Income tax expense	4,387	14,307	6,951	21,162
Net Income	$16,348	$22,792	$27,130	$35,493

Weighted average shares outstanding	36,733	36,624	36,723	36,607
Basic earnings per Common Share	$0.44	$0.62	$0.74	$0.96

Weighted average diluted shares	36,912	36,825	36,896	36,799
Fully diluted earnings per Common Share	$0.44	$0.62	$0.73	$0.96

Dividends declared per Common Share	$0.255	$0.242	$0.510	$0.484

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707